Exhibit 99.1

Liberty Global Announces Final Ratio for LiLAC Group Share Distribution to Liberty Global Group Shareholders
Denver, Colorado - June 20, 2016:
Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) today announced that, in connection with the previously announced distribution of approximately 117.4 million Liberty Global Latin America and Caribbean (“LiLAC Group”) ordinary shares to Liberty Global Group shareholders, it has determined the final per share ratio. Liberty Global Group shareholders will receive one LiLAC Group ordinary share for every 8.01482 Liberty Global Group ordinary shares of the corresponding class outstanding as of 5:00 p.m., New York City time, on June 17, 2016, the record date for the distribution. Cash will be paid in lieu of fractional shares.

In addition, Liberty Global has been informed that the ex-dividend date for Liberty Global Group common shares will be June 21, 2016. As previously announced, the distribution will be made on July 1, 2016. The Liberty Global Group and LiLAC Group are both tracking stocks of Liberty Global plc.

The number of Liberty Global Group shares issued and outstanding will remain unchanged. Please see the tables below for a breakdown by ordinary share class (in millions).

Liberty Global Group ordinary shares		Inter-group interest		LiLAC Group ordinary shares
Issued and outstanding as of June 17, 2016		Distribution of shares that represent the inter-group interest		As of June 17, 2016, pro forma for the distribution
LBTYA	278.0	LILA	34.7	LILA	51.0
LBTYB	10.8	LILAB	1.3	LILAB	1.9
LBTYK	652.3	LILAK	81.4	LILAK	121.1
TOTAL	941.1	TOTAL	117.4	TOTAL	174.0

About Liberty Global
Liberty Global is the world’s largest international TV and broadband company, with operations in more than 30 countries across Europe, Latin America and the Caribbean. We invest in the infrastructure that empowers our customers to make the most of the digital revolution. Our scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect our customers who subscribe to over 59 million1 television, broadband internet and telephony services. We also serve over ten million1 mobile subscribers and offer WiFi service across six million access points.

Liberty Global’s businesses are comprised of two stocks: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK) for our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which consists of our operations in Latin America and the Caribbean.

The Liberty Global Group operates in 12 European countries under the consumer brands Virgin Media, Ziggo, Unitymedia, Telenet and UPC. The LiLAC Group operates in over 20 countries in Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Mas Movil and BTC. In addition, the LiLAC Group operates a submarine fiber network throughout the region in over 30 markets.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 8462 5151	Aimee Baxter	+1 646 561 3512
John Rea	+1 303 220 4238

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1Subscriber statistics for Liberty Global (including the LiLAC Group) and CWC are as of March 31, 2016 and December 31, 2015, respectively, and are based on each entity's subscriber counting policies. CWC’s subscriber counting policies may differ from those of Liberty Global. Accordingly, the combined subscriber statistics are not necessarily indicative of the actual number of subscribers to be reported by the combined operations once CWC conforms to Liberty Global's subscriber counting policies.

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